                                                                   EXHIBIT 10.23

                           CHANGE IN CONTROL AGREEMENT

         AGREEMENT by and between CTI Molecular Imaging, Inc., a Delaware corporation (the "Company"), and Cliffreda W. Gilreath ("Executive"), dated as of the 9th day of December, 2003.

         The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1.       Certain Definitions.

                  (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                  (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change of Control Period shall not be so extended.

         2. Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events but shall specifically exclude a public offering of the Company's common stock:

                  (a) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

                  (b) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either
(A) 35% or more of the then-outstanding shares of common stock of the Company ("Company Common Stock") or (B) securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change of Control: (i) an acquisition directly from the Company, (ii) an acquisition by the Company or a Subsidiary of the Company, (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

                  (c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets (a "Sale") or the acquisition of assets or stock of another corporation (an "Acquisition"), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such

Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets or stock either directly or through one or more subsidiaries, the "Surviving Company") in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (i) the Company or any Subsidiary of the Company, (ii) the Surviving Company or its ultimate parent corporation, (iii) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing, or (iv) any person acquiring Company Common Stock or Company Voting Securities, as the case may be, directly from the Company) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Company, and (C) at least a majority of the members of the board of directors of the Surviving Company were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         3. Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period").

         4.       Terms of Employment.

                  (a)      Position and Duties.

                           (i) During the Employment Period, (A) Executive's
position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

                           (ii) During the Employment Period, and excluding any
periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

                  (b)      Compensation.

                           (i) Base Salary. During the Employment Period,
Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                           (ii) Incentive, Bonus, Savings and Retirement Plans.
During the Employment Period, Executive shall be entitled to participate in all incentive, bonus, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                           (iii) Welfare Benefit Plans. During the Employment
Period, Executive and/or Executive's eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                           (iv) Expenses. During the Employment Period,
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                           (v) Fringe Benefits. During the Employment Period,
Executive shall be entitled to fringe benefits in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                           (vi) Vacation. During the Employment Period,
Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

         5.       Termination of Employment.

                  (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with
Section 13(b) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.

For purposes of this Agreement, "Disability" has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an affiliated company, for Executive, whether or not Executive actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Executive, "Disability" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative.

                  (b) Cause. The Company may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the willful and continued failure of Executive to
perform substantially Executive's reasonably assigned duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason under Section 5(c)(i), and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), which failure continues for a period of at least 30 days after a written demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive which specifically identifies the manner in which Executive has failed to substantially performed his duties; provided, however, that no failure to perform by Executive after a Notice of Termination is given to the Company by Executive shall constitute Cause for purposes of this Agreement, or

                           (ii) the willful engaging by Executive in illegal
conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a superior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                  (c) Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) the assignment to Executive of any duties
inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (ii) any failure by the Company to comply with any of
the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (iii) the Company's requiring Executive to be based
at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                           (iv) any purported termination by the Company of
Executive's employment otherwise than as expressly permitted by this Agreement;

                           (v) any failure by the Company to comply with and
satisfy Section 12(c) of this Agreement;

                           (vi) any other material breach by the Company of any
provision of this Agreement.

         Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. For purposes of this Section 5(c), any good faith determination of "Good Reason" made by Executive shall be conclusive.

                  (d) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. If a dispute exists concerning the provisions of this Agreement that apply to Executive's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

         6.       Obligations of the Company upon Termination.

                  (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason:

                           (i) the Company shall pay to Executive in a lump sum
in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                    A.       the sum of (1) Executive's Annual
Base Salary through the Date of Termination to the extent not theretofore paid,
(2) any accrued vacation pay to the extent not theretofore paid, and (3) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    B.       the amount equal to the product of
(1) two and (2) the sum of (x) Executive's Annual Base Salary and (y) Executive's target annual bonus for the year in which the Date of Termination occurs; and

                           (ii) for two years after the Date of Termination, or
such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to Executive and/or Executive's eligible dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) of this Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the Company's obligations under this Section 6(a)(ii) shall cease; and

                           (iii) as of the Date of Termination, all of
Executive's outstanding options to acquire common stock of the Company and other compensatory awards from the Company in the nature of rights that may be exercised shall become fully vested and exercisable, and all restrictions on Executive's outstanding shares of restricted stock of the Company shall lapse; and

                           (iv) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) Termination by Executive without Good Reason after One Year. If Executive resigns without Good Reason after the first anniversary of the Effective Date and before the expiration of the Employment Period:

                           (i) the Company shall pay to Executive in a lump sum
in cash within 30 days after the Date of Termination:

                                    A.       the Accrued Obligations; and

                                    B.       the amount equal to the product of
(1) a fraction, the numerator of which is the number of full months remaining in the Employment Period from and after the Date of Termination and the denominator of which is 24, and (2) the sum of Executive's Annual Base Salary and Executive's target annual bonus for the year in which the Date of Termination occurs; and

                           (ii) for the remaining term of the Employment Period,
or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to Executive and/or Executive's eligible dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) of this Agreement if Executive's employment had not been terminated or, if more favorable to

Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the Company's obligations under this Section 6(b)(ii) shall cease; and

                           (iii) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to Executive any Other Benefits.

                  (c) Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive's estate, beneficiaries or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive's estate, beneficiaries or legal representatives, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The term Other Benefits as used in this Section 6(c) shall include without limitation, and Executive or Executive's estate, beneficiaries and/or legal representatives shall be entitled to receive, benefits under the plans, programs, practices and policies of the Company or any affiliated company as in effect with respect to Executive on the Date of Termination.

                  (d) Resignation without Good Reason within One Year; Termination for Cause. If Executive resigns without Good Reason prior to the first anniversary of the Effective Date, this Agreement shall terminate without further obligations to Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. If Executive's employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. In either such case, all Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

                  (e) Expiration of Employment Period. If Executive's employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

         7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. Full Settlement; No Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii) and 6(b)(ii), such amounts shall not be reduced whether or not Executive obtains other employment.

         9. Costs of Enforcement. Each party hereto shall pay its own legal fees and expenses incurred as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

         10.      Mandatory Reduction of Payments in Certain Events.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). In that event, Executive shall direct which Payments are to be modified or reduced.

                  (b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this
Section 10 shall be of no further force or effect.

         11. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

         12.      Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         13.      Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:       Cliffreda Gilreath
                                         __________________
                                         __________________

                  If to the Company:     CTI Molecular Imaging, Inc.
                                         810 Innovation Drive
                                         Knoxville, Tennessee 37932
                                         Attention: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is "at will" and, subject to Section 1(a) hereof, Executive's employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. From and after the

Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                      /s/ Cliffreda W. Gilreath
                                                     --------------------------
                                                     Cliffreda W. Gilreath

                                                     CTI MOLECULAR IMAGING, INC.

                                                 By: /s/ Ronald Nutt
                                                     -----------------
                                                     Ronald Nutt, Ph.D.
                                                     President and CEO